Press Release	Source: LitFunding Corp.

Litfunding Announces Binding Letter of Intent to Acquire Easy Money Express, Inc.

Thursday December 22, 6:00 am ET

LAS VEGAS--(BUSINESS WIRE)--Dec. 22, 2005--LitFunding Corp. (OTCBB:LFDG - News) is pleased to announce that it has signed a binding letter of intent to acquire 100 percent of the issued and outstanding shares of Easy Money Express, Inc., a privately held Nevada corporation.

Under the terms of the binding letter of intent, LFDG would acquire Easy Money through an acquisition, structured as a reverse tri-party merger, whereby Easy Money would be merged into a to-be-formed wholly owned subsidiary of LFDG and the separate corporate existence of the subsidiary would cease. Easy Money would then become a wholly owned subsidiary of LFDG.

In exchange for 100% of the issued and outstanding securities of Easy Money, LFDG will issue the stockholders of Easy Money approximately 1,500,000 shares of LFDG convertible preferred stock. The shares of preferred stock shall be convertible into shares of LFDG common stock based upon certain terms and conditions on a 1 for 1 basis.

Concurrent with the closing of the merger, Easy Money will enter into a management agreement with LFDG, whereby Easy Money will pay LFDG a management fee of $200,000 to assist Easy Money with the business development of Easy Money and assist Easy Money in the potential "Spin-Off" of Easy Money to the stockholders of LFDG wherein LFDG's stockholders will receive 15% of the Easy Money shares and the existing stockholders of Easy Money will receive 85% of the shares of Easy Money upon conversion of LFDG's preferred stock. A promissory note for $50,000 of the management fee was paid concurrent with the signing of the letter of intent and when paid shall be non-refundable.

Pursuant to the terms of the management agreement, Easy Money shall make the election to be spun off from LFDG within 12 months from the closing date, which election shall be made at the decision of a majority of the holders of the preferred stock received in the merger. Easy Money shall provide LFDG 45 days prior notice of its intention to be spun off from LFDG. If the election to be spun off is not made by Easy Money during the 12 month period commencing on the closing date, then the shares of LFDG preferred stock shall automatically convert into shares of LFDG common stock.

The closing of the transaction is contingent upon execution of a definitive merger agreement, satisfactory due diligence on Easy Money, the payment of the remaining balance of $150,000 of the management fee, the finalization of an audit on the financial statements of Easy Money, and other customary conditions of a transaction of this nature. A copy of the letter of intent will be attached to a Form 8-K and will be available on the SEC's website (www.sec.gov).

"The acquisition of Easy Money is anticipated to afford us with an ability to diversify our holdings into a highly profitable industry, allowing us the opportunity to leverage our capital at high yields with reduced risk," commented Morton Reed, CEO of LFDG.

About Easy Money Express, Inc.

Easy Money Express, Inc. is an early stage, independent Internet and Call Center Payday Advance Company engaged in loaning Payday Advances to individuals of legal age, with a checking account, verifiable employment and residence, up to $500 generally for a period of fifteen days or less. The Company intends to start its commercial activities in the Payday Advance industry with a Call Center driven business model. They plan to launch shortly thereafter, to both existing and new consumers, an Internet driven B2C (business to consumer) web site, to enable Payday Advance transactions on line.

About LitFunding Corp.

LFDG, through its wholly owned subsidiary LitFunding USA, remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. LitFunding is in the litigation funding business concentrating on making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned by LitFunding when any lawsuits it funds are settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed to are repaid.

The statements in this press release regarding the Easy Money letter of intent, benefits of the acquisition of Easy Money, the ability of LFDG to complete the acquisition, payment of the management fees, closing of the acquisition, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued ability of LFDG to provide its litigation funding services, costs of operations, delays, and any other difficulties related to LFDG's business operations, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements LFDG makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. LFDG undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

LitFunding Corp., Las Vegas

Michelle DeMuth, 702-317-1610